Exhibit 10.2
HEALTH FITNESS CORPORATION
CONSULTING AGREEMENT
CONFIDENTIALITY AND NONCOMPETITION
     This CONSULTING AGREEMENT (the “Agreement”), is made and entered into effective January 31, 2008, by and between Health Fitness Corporation (“Company”), and Jerry V. Noyce (“Consultant”).
RECITALS:
     WHEREAS, Consultant desires to be engaged to perform certain consulting services (“Consulting”) periodically for the Company; and
     WHEREAS, the Company believes that it is in the best interest of the Company to engage Consultant to perform Consulting periodically for the Company; and
     WHEREAS, Consultant has read and is fully familiar with the terms of this Agreement; Consultant has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Consultant believes that the promises and considerations provided by Consultant in this Agreement are reasonable and appropriate for the protection of the Company’s goodwill and legitimate business interests.
AGREEMENT:
     NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein, the parties agree as follows:
     1. Engagement. The Company hereby engages Consultant to perform Consulting from time to time as requested by the Company through December 31, 2008, unless sooner terminated by Consultant effective upon written notice to the Company, and thereafter until this Agreement may be terminated by either party effective upon written notice to the other party.
     2. Compensation. The Company will pay Consultant for Consulting performed at the Company’s written request at the rate of $200 per hour, not to exceed a number of hours of service in any calendar year equal to 19.9% of the number of hours worked by Consultant in 2007 while he was an employee of the Company. The Company will reimburse Consultant for reasonable and appropriate expenses incurred while performing Consulting in accordance with Company policy.
     3. Confidentiality, Nonsolicitation and Noncompetition. Consultant acknowledges that he is subject to the provisions of Section 11 of the Agreement for Separation From Employment between the Company and Noyce of even date hereof.

     4. Waiver and Amendment. Any waiver of any term of condition of this Agreement by either party shall not operate as a waiver of any continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision of this Agreement operate as a waiver of such provision or of any other provision of this Agreement. This Agreement may not be modified or amended except in writing executed by both parties.
     5. Governing Law and Jurisdiction. This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of Minnesota, and Consultant hereby consents to the jurisdiction of the state and federal courts of Minnesota for the purpose of enforcing this Agreement.
     Each of the parties hereto have executed this Agreement in the manner appropriate to each, all as of the date first above written.

HEALTH FITNESS CORPORATION
(“Company”)

By	/s/ Gregg O. Lehman

Its	President and CEO

CONSULTANT

/s/ Jerry V. Noyce

Jerry V. Noyce

2